Exhibit 99.1

Doug Sherk	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (415) 652-9100	+1 (408) 789-4426
dsherk@evcgroup.com	bkaplan@accuray.com

Accuray Reports Third Fiscal Quarter Results

SUNNYVALE, Calif., April 30, 2018 – Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the third fiscal quarter ended March 31, 2018.

Fiscal Third Quarter Highlights

•	Revenue increased 3 percent year over year to $99.8 million driven by service revenue growth of 15 percent
•	Gross orders were $74.9 million; net orders were $40.9 million. Ending backlog increased 4 percent year over year to $468.1 million
•	Strong demand for RadixactTM System results in largest number of orders for any single quarter since launch
•	Retired $40 million principal amount of 2018 convertible notes, reducing potential shareholder dilution

“Market acceptance of our Radixact System, as well as strong sales of our latest software upgrades, have been key factors in our continuing market momentum,” said Joshua H. Levine, president and chief executive officer.  “Radixact’s positioning as a highly efficient and versatile treatment platform capable of treating both ends of the case mix spectrum from routine to highly complex cases, continues to resonate with customers and is driving an expanded market opportunity for Accuray.”

Fiscal Third Quarter Results

Total revenue was $99.8 million compared to $97.3 million in the prior fiscal year third quarter. Product revenue totaled $43.2 million compared to $48.0 million in the prior fiscal year third quarter, while service revenue totaled $56.6 million compared to $49.3 million in the prior fiscal year third quarter. The increase in service revenue was primarily driven by upgrade related sales.

Total gross profit for the 2018 fiscal third quarter was $36.2 million, or 36.3 percent of sales, comprised of product gross margin of 41.4 percent and service gross margin of 32.4 percent. This compares to total gross profit of $35.4 million, or 36.4 percent of sales, comprised of product gross margin of 38.4 percent and service gross margin of 34.4 percent for the prior fiscal year third quarter.

Operating expenses were $40.1 million, an increase of 9 percent compared with $36.7 million in the prior fiscal third quarter. The increase is primarily due to investments in both research and development and commercial infrastructure mainly in the US sales organization.

Net loss was $8.9 million, or $0.10 per share, for the 2018 fiscal third quarter, compared to a net loss of $5.0 million, or $0.06 per share, for the 2017 fiscal third quarter.

Adjusted EBITDA for the 2018 fiscal third quarter was $1.4 million, compared to $7.1 million in the prior fiscal year third quarter.

Cash, cash equivalents, investments and short-term restricted cash were $73.2 million as of March 31, 2018 compared to $106.1 million as of December 31, 2017, primarily due to $40 million cash used for the settlement of convertible notes in February 2018.

Fiscal Nine Month Results

For the nine months ended March 31, 2018, gross product orders totaled $208.5 million compared to $212.6 million for the same prior fiscal year period.

Total revenue for the nine months ended March 31, 2018 was $291.1 million compared to $271.3 million in the prior fiscal year period. Product revenue totaled $129.3 million compared to $119.0 million, while service revenue totaled $161.8 million compared to $152.3 million in the prior fiscal year period.  The increase in service revenue is primarily driven by upgrade related sales. Product revenue increased primarily due to backlog conversion of orders to revenue from the EIMEA region.

Total gross profit for the nine months ended March 31, 2018 was $113.7 million, or 39.1 percent of sales, comprised of product gross margin of 42.5 percent and service gross margin of 36.3 percent.  This compares to total gross profit of $98.2 million, or 36.2 percent of sales, comprised of product gross margin of 36.2 percent and service gross margin of 36.1 percent for the same prior fiscal year period.  The increase in product gross margin stemmed from lower intangible amortization as well as product and channel mix.

Operating expenses were $120.6 million, an increase of 9 percent compared with $110.8 million in the prior fiscal year period.  The increase is primarily due to investments in research and development and our commercial organization.

Net loss was $23.0 million, or $0.27 per share, for the nine months ended March 31, 2018, compared to a net loss of $24.3 million, or $0.30 per share, for the prior fiscal year period.

Adjusted EBITDA for the nine months ended March 31, 2018 was $9.3 million, compared to $10.1 million in the prior fiscal year period.

2018 Financial Guidance

The company updated its fiscal year 2018 guidance. Details are summarized as follows:

•	Revenue: $395.0 million to $400.0 million. This is adjusted from the previous revenue range of $390.0 million to $400.0 million;
•	Gross Orders: The company is reaffirming gross orders growth of approximately 5 percent year over year; and
•	Adjusted EBITDA: Approximately $18.0 to $20.0 million. This is adjusted from the previous range of $25 million to $30 million due to strategic investments and lower than anticipated gross margins

Guidance for non-GAAP financial measures excludes amortization of intangibles, depreciation, stock-based compensation expense, interest expense, net and provision for income taxes.  For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss its fiscal third quarter results and recent corporate developments. Conference call dial-in information is as follows:

•	U.S. callers: (855) 867-4103
•	International callers: (262) 912-4764
•	Conference ID Number (U.S. and international): 7359669

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com. In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 7359669. An archived webcast will also be available at Accuray’s website.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”). Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the financial statement tables included in this press release, and investors are encouraged to review this reconciliation.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies and excludes expenses that may have a material impact on the company’s reported financial results. This non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding orders, backlog, revenue, and adjusted EBITDA; the company’s ability to meet financial targets; the company’s ability to build and achieve market momentum for its products; the company’s competitive positioning; and the company’s leadership position in radiation oncology innovation and technologies.  These forward-looking statements involve risks and uncertainties.  If any of these risk or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s ability to achieve widespread market acceptance of its products, the company’s ability to effectively manage its growth, the company’s ability to maintain or increase its gross margins on product sales and services, the company’s ability to meet the covenants under its credit facilities, the company’s ability to convert backlog to revenue, risks and uncertainties related to the China Class A license announcement, and such other risks identified under the heading “Risk Factors” in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017, the company’s Quarterly Reports on Form 10-Q, filed with the SEC on November 3, 2017 and February 5, 2018, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

 Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Gross Orders	$74,906	$83,823	$208,461	$212,612
Net Orders	40,880	71,830	144,567	163,086
Order Backlog	468,147	449,955	468,147	449,955
Net revenue:
Products	$43,244	$48,032	$129,266	$119,029
Services	56,588	49,280	161,845	152,291
Total net revenue	99,832	97,312	291,111	271,320
Cost of revenue:
Cost of products	25,332	29,574	74,291	75,895
Cost of services	38,251	32,313	103,110	97,269
Total cost of revenue	63,583	61,887	177,401	173,164
Gross profit	36,249	35,425	113,710	98,156
Operating expenses:
Research and development	13,906	12,484	42,663	36,657
Selling and marketing	14,612	13,025	43,241	41,247
General and administrative	11,552	11,184	34,696	32,890
Total operating expenses	40,070	36,693	120,600	110,794
Loss from operations	(3,821)	(1,268)	(6,890)	(12,638)
Other expense, net	(4,465)	(2,919)	(14,774)	(11,044)
Loss before provision for income taxes	(8,286)	(4,187)	(21,664)	(23,682)
Provision for (benefit from) income taxes	566	842	1,289	642
Net loss	$(8,852)	$(5,029)	$(22,953)	$(24,324)
Net loss per share - basic and diluted	$(0.10)	$(0.06)	$(0.27)	$(0.30)
Weighted average common shares used in computing loss per share:
Basic and diluted	85,459	82,913	84,594	82,268

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$70,392	$72,084
Investments	888	23,909
Restricted cash	1,880	12,829
Accounts receivable, net	81,846	72,789
Inventories	115,900	105,054
Prepaid expenses and other current assets	16,653	18,988
Deferred cost of revenue	2,933	3,350
Total current assets	290,492	309,003
Property and equipment, net	24,462	23,062
Goodwill	58,021	57,812
Intangible assets, net	857	964
Deferred cost of revenue	638	206
Other assets	12,849	15,417
Total assets	$387,319	$406,464
Liabilities and equity
Current liabilities:
Accounts payable	$23,175	$17,486
Accrued compensation	27,212	25,402
Other accrued liabilities	22,707	23,870
Short-term debt	-	113,023
Customer advances	22,652	16,926
Deferred revenue	84,058	87,785
Total current liabilities	179,804	284,492
Long-term liabilities:
Long-term other liabilities	11,073	10,068
Deferred revenue	17,343	13,823
Long-term debt	134,321	51,548
Total liabilities	342,541	359,931
Equity:
Common stock	86	84
Additional paid-in capital	516,173	496,887
Accumulated other comprehensive income (loss)	1,858	(52)
Accumulated deficit	(473,339)	(450,386)
Total equity	44,778	46,533
Total liabilities and equity	$387,319	$406,464

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
GAAP net loss	$(8,852)	$(5,029)	$(22,953)	$(24,324)
Amortization of intangibles (a)	36	1,988	107	5,965
Depreciation (b)	2,344	2,580	7,280	7,883
Stock-based compensation	3,204	3,598	9,074	9,985
Interest expense, net (c)	4,062	3,138	14,460	9,902
Provision for income taxes	566	842	1,289	642
Adjusted EBITDA	$1,360	$7,117	$9,257	$10,053

(a) consists of amortization of intangibles - developed technology and acquired patents.

(b) consists of depreciation, primarily on property and equipment.

(c) consists primarily of interest income from available-for-sale securities, interest expense associated with our outstanding debt and non-cash loss on extinguishment of debt.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2018
	From	To
GAAP net loss	$(25,200)	$(23,200)
Depreciation and amortization (a)	9,900	9,900
Stock-based compensation	12,700	12,700
Interest expense, net (b)	18,500	18,500
Provision for income taxes	2,100	2,100
Adjusted EBITDA	$18,000	$20,000

(a) consists of depreciation, primarily on property and equipment as well as amortization of intangibles - developed technology and acquired patents.

(b) consists primarily of interest income from available-for-sale securities, interest expense associated with our convertible notes and revolving credit facility and non-cash loss on extinguishment of debt.